Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 25, 2013, relating to the financial statements and financial highlights which appear in the April 30, 2013 Annual Reports to Shareholders of PowerShares Exchange-Traded Fund Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

August 27, 2013